Exhibit 10.2

EXECUTION VERSION

EQUITY INTEREST PURCHASE AGREEMENT

BY AND AMONG

Everlink towers, llc, a delaware limited liability company (“PURCHASER”),

SWIF II OPERATING PARTNERSHIP, LP,
A DELAWARE LIMITED PARTNERSHIP (“TOWERS I seller”),

SWIF II Towers Co. Intermediate HoldCo II, LLC,
A DELAWARE LIMITED LIABILITY COMPANY (“TOWERS II sELLER”)

SWIF II Investment Co. Towers I, LLC, a Delaware limited liability company (“TOWERS I COMPANY”),

SWIF II Investment Co. Towers II, LLC, a Delaware limited liability company (“TOWERS II COMPANY”),

AND

SOLELY FOR PURPOSES OF SECTION 5.1 and ARTICLE VIII,
StratCap Digital Infrastructure REIT, Inc. (“SELLER PARENT”)

DATED AS OF DECEMBER 22, 2025

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

		Page
8.15	Investigation	28
8.16	Seller Parent Guaranty	29

-iii-

EQUITY INTEREST PURCHASE AGREEMENT

EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 22, 2025, is entered into by and among (a) EverLink Towers, LLC, a Delaware limited liability company (“Purchaser”), (b) SWIF II Operating Partnership, LP, a Delaware limited partnership (“Towers I Seller”), (c) SWIF II Towers Co. Intermediate HoldCo II, LLC, a Delaware limited liability company (“Towers II Seller, and together with Towers I Seller, “Sellers”, and each a “Seller”), (d) SWIF II Investment Co. Towers I, LLC, a Delaware limited liability company (“Towers I Company”), (e) SWIF II Investment Co. Towers II, LLC, a Delaware limited liability company (“Towers II Company”, and together with Towers I Company, the “Companies” and each, a “Company”), and (f) solely for purposes of Section 5.1 and ARTICLE VIII, StratCap Digital Infrastructure REIT, Inc., a Maryland corporation (“Seller Parent” and, together with Sellers, the “Restricted Parties”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit 1.

W I T N E S S E T H:

WHEREAS, (a) Towers I Seller is the sole member of, and owns all of the issued and outstanding Equity Interests in, Towers I Company (“Towers I Acquired Interests”); and (b) Towers II Seller is the sole member of, and owns all of the issued and outstanding Equity Interests in, Towers II Company (“Towers II Acquired Interests”, and together with Towers I Acquired Interests, the “Acquired Interests”);

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Acquired Interests upon the terms and subject to the conditions set forth herein;

WHEREAS, the assets of the Companies on the Closing Date shall include, among other assets, the communications towers or monopoles listed on Schedule 1(a) (collectively, the “Towers”), the interest in the real estate underlying such communications towers, the respective Tenant Leases for such towers, and all other Property related to such communications towers;

WHEREAS, each party desires to make certain representations, warranties and agreements in connection with the Contemplated Transactions and also to prescribe various conditions thereto; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, Towers I Seller, and certain other parties thereto are entering into an Equity Interest Purchase Agreement (the “Vogue EIPA”), pursuant to which Purchaser will purchase from Towers I Seller, and Towers I Seller will sell to Purchaser, all of the issued and outstanding Equity Interests in Vogue Towers II, LLC, each a Delaware limited liability company, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I
CONSIDERATION AND PROCEDURES
1.1Purchase Price; Payments at Closing
(a)In consideration for the transfer by Sellers to Purchaser of the Acquired Interests, Purchaser shall pay to Sellers an aggregate amount (the “Purchase Price”) equal to (i) the Initial Purchase Price, less (ii) the Initial Purchase Price Adjustment Amount, as adjusted in accordance with Section 1.2, less (iii) the Debt Payoff Amount, and less (iv) the Transaction Expenses (if any), subject to the prorations provided for in Section 6.1.

(b)The “Initial Purchase Price Adjustment Amount” shall mean, as applicable, (i) if the sum of (A) the product (the “Adjustment Calculation Amount”) of the Actual TCF of the Towers listed on Schedule 1(a) as of the Calculation Time (the “Closing TCF”) multiplied by 31.0 and (B) the Vogue Adjustment Calculation Amount (such sum, the “Combined Adjustment Calculation Amount”) is less than 99% of the Combined Initial Purchase Price, an amount equal to the product of (x) the excess of the Combined Initial Purchase Price over the Combined Adjustment Calculation Amount multiplied by (y) the Adjustment Allocation Ratio, or (ii) otherwise, an amount equal to $0.
(c)Sellers have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser, a statement (the “Estimated Closing Statement”), setting forth (i) (A) an estimate of the Closing TCF (the “Estimated Closing TCF”), (B) an estimate of the resulting Initial Purchase Price Adjustment Amount (the “Estimated Initial Purchase Price Adjustment Amount”), (C) the Debt Payoff Amount, and (D) the Transaction Expenses, together with reasonable supporting calculations and documents used in the preparation of the Estimated Closing Statement, (ii) an estimate of the prorations provided for in Section 6.1), (iii) the resulting estimated Purchase Price based on the foregoing amounts (the “Estimated Purchase Price”), (iv) bank wire instructions for each Seller and each Person entitled to receipt of the Debe Payoff Amount and the Transaction Expenses (if any), and (v) the allocation of the Estimated Purchase Price between Sellers.
(d)At the Closing, Purchaser shall pay:
(i)to Sellers, an aggregate amount equal to the Estimated Purchase Price in Current Funds, to the account(s) designated by Sellers, and allocated between Sellers as directed by Sellers, in the Estimated Closing Statement; and
(ii)to Sellers (or directly to the appropriate Person(s) on behalf of the applicable Company or its Affiliates, as applicable, as directed by Sellers in the Estimated Closing Statement), to the account(s) designated by Sellers, and allocated between Sellers as directed by Sellers, in the Estimated Closing Statement, an amount in Current Funds sufficient to repay in full the obligations of the applicable Company and its Affiliates with respect to (x) a portion of the outstanding Indebtedness under the Sunflower Credit Agreement in the amount set forth in the Lien Release Letter (the “Debt Payoff Amount”) and (y) the Transaction Expenses (together with the Debt Payoff Amount, the “Payoff Amounts”), if any.
1.2Post-Closing Adjustment to Purchase Price.
(a)No later than seventy-five (75) days following the Closing Date, Purchaser shall deliver to Sellers a statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) the Closing TCF and the resulting Initial Purchase Price Adjustment Amount, and (ii) the prorations provided for in Section  6.1, together with reasonable supporting calculations and documents used in the preparation of the Closing Statement.  The Closing Statement shall be prepared in accordance with the applicable definitions set forth in this Agreement.
(b)Sellers shall have thirty (30) days to review the Closing Statement from the date of its receipt thereof (the “Review Period”).  During the Review Period, Sellers and their Representatives shall have reasonable access during normal business hours to the books and records, personnel and advisors of the Companies to the extent reasonably required in connection with such review.  If Sellers object to any aspect of the Closing Statement, Sellers shall deliver a written notice of such objection, including the amount in dispute for each disputed item, the reasons supporting Sellers’ positions, and reasonable documentation as reasonably necessary to support such positions (the “Objection Notice”), to Purchaser on or prior to the expiration of the Review Period.  If Sellers deliver an Objection Notice to Purchaser prior to the expiration of the Review Period as provided in this Section 1.2(b), Purchaser and Sellers shall, for a period of thirty (30) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Purchaser and Sellers, as to any such matter or matters shall be final, binding, conclusive and non-appealable for all purposes hereunder.  In the event Sellers do not deliver an Objection Notice to Purchaser as provided in this Section 1.2(b) prior to the expiration of the Review Period, Sellers shall be deemed to have agreed to the Closing Statement in its entirety, which Closing Statement, or undisputed portions thereof (as the case may be), shall be final, binding, conclusive and non-appealable for all purposes hereunder.
(c)If, at the conclusion of the Resolution Period, Purchaser and Sellers have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) Business Days thereafter, Purchaser and Sellers shall submit for resolution those matters remaining in dispute to a nationally recognized independent public accounting firm mutually agreed upon between Purchaser and Sellers that does not have any existing material relationship with Purchaser or Sellers (the “Independent Expert”); provided that the Independent Expert hereunder and the Independent Expert agreed upon by the parties to the Vogue EIPA thereunder shall be the same accounting firm.  The Independent Expert shall act as an expert and not an arbitrator and render a determination, based solely on the written presentations of Purchaser and Sellers and not by independent review, solely of those matters submitted to it in accordance with the first sentence of this Section 1.2(c).  The scope of the disputes to be resolved by the Independent Expert shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement.  Purchaser and Sellers shall direct the Independent Expert to render a resolution of all such disputed matters within thirty (30) days after its engagement or such other period agreed upon in writing by Purchaser and Sellers.  In no event shall any resolution by the Independent Expert of any disputed item be outside the range therefor set forth in the Closing Statement and the Objection Notice.  The resolution of the Independent Expert shall be set forth in a written statement delivered to each of Purchaser and Sellers and shall be final, binding, conclusive and non-appealable for all purposes hereunder, absent manifest error.
(d)The Closing TCF and the Initial Purchase Price Adjustment Amount in the Closing Statement, as finally determined in accordance with Sections 1.2(b) and 1.2(c), shall become final and binding, and shall be used in the calculation of the final Purchase Price and shall be used in the calculation of the applicable adjustment to the Purchase Price contemplated by Section 1.2(f).  The amount of any prorations provided for in Section  6.1 as set forth in the Closing Statement shall also be finally determined in accordance with Sections 1.2(b) and 1.2(c) and shall thereafter become final and binding upon the parties.
(e)All fees and expenses relating to the work performed by the Independent Expert shall be borne by Purchaser, on the one hand, and Sellers (deemed as one party for this purpose), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Expert shall be borne by the party incurring such cost and expense.
(f)The Estimated Purchase Price will be adjusted (after taking into account any prorations provided for in Section  6.1) based upon the Closing Statement (as finally determined pursuant to Sections 1.2(b) and 1.2(c)) as follows:
(i)if the Initial Purchase Price Adjustment Amount exceeds the Estimated Initial Purchase Price Adjustment Amount, then Sellers shall pay to Purchaser an amount equal to the absolute value of the difference between such amounts;

(ii)if the Estimated Initial Purchase Price Adjustment Amount exceeds the Initial Purchase Price Adjustment Amount, then Purchaser shall pay to Sellers an aggregate amount equal to the absolute value of the difference between such amounts; and
(iii)if the Initial Purchase Price Adjustment Amount is equal to the Estimated Initial Purchase Price Adjustment Amount, no adjustment to the Estimated Purchase Price will be made.
(g)With respect to any amount payable pursuant to Section 1.2(f), the paying party shall pay such amount (if any) in Current Funds to an account designated by the receiving party within five (5) Business Days after final determination of the Closing Statement pursuant to Sections 1.2(b) and 1.2(c).  For U.S. federal income Tax purposes (and any corresponding state and local income Tax purposes), the parties agree to treat any payment made pursuant to Section 1.2(f) as an adjustment to the Purchase Price, unless otherwise required by any Legal Requirements.
1.3Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign law relating to Taxes; provided that upon becoming aware of any such deduction or withholding obligation, Purchaser shall promptly provide notice of such withholding (and in any event at least five (5) Business Days prior to any such deduction or withholding) to the Person in respect of whom such amounts are intended to be deducted or withheld and shall cooperate with the relevant parties in good faith to eliminate or reduce any such required deduction or withholding.  To the extent that the amounts are so withheld and paid over to the proper Tax authorities, such amounts shall be treated for all purposes as having been made to the Person in respect of which such deduction and withholding was made.
ARTICLE II
THE CLOSING
2.1The Closing.  The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the exchange of documents and signatures in portable document format by electronic mail on the date of this Agreement (the “Closing Date”).  All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern time on such date.
2.2Closing Deliverables.
(a)At or prior to the Closing on the Closing Date, Purchaser shall deliver or cause to be delivered:
(i)a certificate of the secretary of Purchaser setting forth the resolutions adopted by the Board of Directors of Purchaser authorizing and directing the president or any vice president of Purchaser to execute and deliver the documents required to be executed and delivered by Purchaser under this Agreement, which certificate will show the name, office and signature of each officer of Purchaser authorized to execute and deliver such documents; and
(ii)a certificate of good standing from the Secretary of State of Purchaser’s state of organization verifying that Purchaser is duly organized, validly existing and in good standing in its state of organization.

(b)At or prior to the Closing on the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser:
(i)a certificate of a duly authorized officer of each Seller setting forth the resolutions adopted by such Seller approving the execution and delivery of each of the Seller Closing Documents of such Seller and the consummation of the Contemplated Transactions and authorizing and directing any officer of such Seller to execute and deliver the documents required to be executed and delivered by such Seller under this Agreement, which certificate will show the name of each officer authorized to execute and deliver such documents;
(ii)a certificate of a duly authorized officer of each Company setting forth the resolutions adopted by such Company approving the execution and delivery of each of the Seller Closing Documents of such Company and the consummation of the Contemplated Transactions and authorizing and directing any officer of such Company to execute and deliver the documents required to be executed and delivered by such Company under this Agreement, which certificate will show the name of each officer authorized to execute and deliver such documents;
(iii)a certificate of good standing from the Secretary of State of each Company’s state of organization verifying that such Company is duly organized, validly existing and in good standing in its state of organization;
(iv)a properly executed IRS Form W-9 from each Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner), which pursuant to Treasury Regulations Section 1.1445-2(b)(2)(v) constitutes a certificate of non-foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2)(i);
(v)resignations, in forms reasonably satisfactory to Purchaser, causing all officers of each Company to resign from all such position with such Company effective as of the Closing; and
(vi)(A) a customary lien release letter from Sunflower Bank, N.A. (the “Lien Release Letter”) and (B) customary lien release documentation, in each case, in forms reasonably satisfactory to Purchaser, for Sunflower Bank, N.A. to terminate all Liens encumbering the Acquired Interests and/or the assets of the Companies under the Sunflower Credit Agreement on the Closing Date, effective upon receipt of the full repayment of the Debt Payoff Amount and the satisfaction of any other customary conditions set forth therein.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANies AND SELLERs

All of representations and warranties relating to the Companies and Sellers contained in this Agreement will survive the Closing for the time period set forth in Section 7.1.

Sellers and the Companies, jointly and severally, make the representations and warranties set forth in this ARTICLE III, except as set forth with reasonable particularity in any representation or warranty contained herein or any Schedule set forth and attached hereto.

3.1Organization and Good Standing.  Each Company is a Delaware limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, with full limited liability company power and authority to conduct its respective business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its respective obligations under all other Contracts to which it is a party.  Each Company is duly qualified to transact business under the laws of the states where it conducts business where the nature of its business or its ownership, leasing or operation of its properties make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Change.

3.2Duly Authorized.  Sellers and the Companies have all requisite right, power, authority (corporate or otherwise), and capacity to execute and deliver this Agreement and the closing documents to which each of them is a party (the “Seller Closing Documents”) and to perform their obligations under this Agreement and the Seller Closing Documents to which each of them is a party.  The execution and delivery of this Agreement and each of the Seller Closing Documents to which each of them is a party, as well as the consummation of the Contemplated Transactions, have been approved by the respective governing bodies of Sellers and the Companies, as required by their respective Organizational Documents, and no other limited partnership, limited liability company or other proceedings on the part of Sellers or the Companies shall be necessary or required to authorize this Agreement, the Seller Closing Documents or the Contemplated Transactions.
3.3Capitalization.   Except for (a) Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing) and (b) Liens arising under the Organizational Documents of the applicable Company and restrictions on transfer under applicable securities laws, Towers I Seller owns, free and clear of any and all Liens, all of the Towers I Acquired Interests, and Towers II Seller owns, free and clear of any and all Liens, all of the Towers II Acquired Interests.  Except as set forth on Schedule 3.3, each Company does not own, and has never owned, any Equity Interests in any other Person.
3.4Enforceability.  Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid, and binding obligation of Sellers and the Companies, enforceable against each in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) such enforceability may be  subject to general equitable principles (whether considered in a proceeding in equity or at law).  Upon the execution and delivery by Sellers and the Companies of each of the Seller Closing Documents to which they are a party, each of the Seller Closing Documents will constitute the legal, valid, and binding obligations of Sellers and the Companies, respectively, enforceable against each of them in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) such enforceability may be  subject to general equitable principles (whether considered in a proceeding in equity or at law).
3.5No Conflicts; No Consents.
(a)Except as set forth on Schedule 3.5(a), neither the execution and delivery of this Agreement and the Seller Closing Documents nor the consummation and performance of any of the Contemplated Transactions, the Seller Closing Documents, or any agreement, instrument or document contemplated thereby, will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of either Seller or either Company, or any resolution adopted by the general partner or manager of the applicable Seller or the sole member or manager of the applicable Company, (ii) contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a material default or exercise any material remedy under, any Legal Requirement or any Contract to which either Seller or either Company is a party or any of the assets owned or used by the applicable Company may be subject, (iii) give any Person the right to any material payment by either Seller or either Company (other than the payments by Purchaser expressly contemplated, and subject to the terms and conditions, herein) or give rise to any acceleration or change in any material award, grant, vesting or determination of options, warrants, rights, or severance payments of either Seller or either Company in favor of any Person, in any such case resulting from the

Contemplated Transactions, or (iv) result in the imposition or creation of any material encumbrance upon or with respect to any of the assets owned or used by the applicable Company.  True, correct, and complete copies of the Organizational Documents of each Company have been made available to Purchaser.
(b)Except for consents or approvals otherwise expressly provided for in this Agreement, on Schedule 3.5(b) or under “blue sky” laws of various states or from a counter party to any Contract not required to be set forth on Schedule 3.15, neither the execution and delivery by Sellers or the Companies of this Agreement or the Seller Closing Documents or the consummation or performance of the Contemplated Transactions will require Sellers or the Companies to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authorities or any other Person.
3.6Title to and Issuance of Acquired Interests.  Towers I Seller is, and on the Closing Date will be, the record and beneficial owner and holder of all of the Towers I Acquired Interests, and Towers II Seller is, and on the Closing Date will be, the record and beneficial owner and holder of all of the Towers II Acquired Interests, in each case free and clear of all Liens, except for (a) Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing) and (b) Liens arising under the Organizational Documents of the applicable Company and restrictions on transfer under applicable securities laws.  Except as set forth on Schedule 3.6, none of the Acquired Interests are subject to preemptive or similar rights, either pursuant to any Organizational Document, Legal Requirement or any Contract, and no Person has any preemptive rights or similar rights, by Contract or otherwise, to purchase or receive any Acquired Interests or other Equity Interests or other interests in the applicable Company.
3.7Financial Statements.  Attached as Schedule 3.7(a) is (i) the unaudited balance sheets of the Companies at and as of December 31, 2023 and December 31, 2024, and related statements of income for each of the years then ended, and (ii) the unaudited balance sheet as of September 30, 2025 (the “Interim Balance Sheet”), and the related statement of income for the nine-month period then ended (collectively, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and the results of operations and cash flows of the Companies at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP; provided, however, that the Financial Statements do not include year-end adjustments and all footnote disclosures as may be required by GAAP.  The Financial Statements referred to in this Section 3.7 reflect the consistent application of GAAP throughout the periods involved.  No financial statements of any Person other than the Companies are required by GAAP to be included in the Financial Statements.
3.8No Undisclosed Liabilities.  Except for (a) liabilities arising from and set forth within the Contracts, Ground Leases, Tenant Leases and with respect to the Tower Sites, (b) as set forth in the Financial Statements, (c) liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which is a liability resulting from noncompliance with any Legal Requirements or Governmental Authorizations, breach of contract, breach of warranty, tort or infringement), or (d) as disclosed in writing on Schedule 3.8, each Company has no material liabilities or material obligations (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required to be reflected on a balance sheet of such Company prepared in accordance with GAAP.
3.9Taxes.
(a)Each Company has timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by or with respect to such Company on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects.  There are no extensions of time within which to file any Tax Return of either Company.

(b)All Taxes due and payable (regardless if shown to be due on any Tax Return referred to in Section 3.9(a)) by each Company with respect to Pre-Closing Tax Periods have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Interim Balance Sheet or, in the case of Taxes accruing after the date of the Interim Balance Sheet, on the books of account of such Company.  Such Tax accruals or reserves on the Interim Balance Sheet or such books of account are adequate (determined in accordance with GAAP) and are at least equal to the applicable Company’s liability for Taxes with respect to the Pre-Closing Tax Periods.
(c)Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, equityholder, member or other third-party, and all Tax reporting obligations with respect to such payments have been timely complied with in all material respects.
(d)No Proceeding, audit or examination is pending or, to the Knowledge of Sellers, threatened with respect to any federal, state, local or foreign Tax Return of either Company by any Governmental Authority, and, in the past, none of the Tax Returns of either Company have been examined by the IRS or by other Governmental Authorities.  No Company has received notice of any intention to assert a Tax deficiency or Claim for additional Taxes against such Company and there are no unpaid Tax deficiencies or assessments.  No Company has received any Claim from any Governmental Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.
(e)There are no Tax sharing, Tax allocation or Tax indemnity agreements or arrangements in place that will require any payment by either Company after the Closing Date (excluding (i) any such agreement or arrangement solely between the Companies and (ii) any commercial agreements that are not primarily related to Taxes).
(f)There are no levies or Liens relating to Taxes existing, pending, or, to the Knowledge of Sellers, threatened, with respect to any asset of either Company, except for Permitted Exceptions.
(g)Each Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.
(h)Sellers have made available to Purchaser copies of all Tax Returns of the Companies for periods beginning on or after January 1, 2023.
(i)Each Company is, and has been since its formation, a disregarded entity of the applicable Seller for U.S. federal and applicable state and local income tax purposes.  No election has been made pursuant to Treasury Regulations Section 301.7701-3 to treat either Company as other than a disregarded entity for U.S. federal income tax purposes.
(j)Each Company is not, and has never been, a member of any group that has filed a combined, consolidated or unitary Tax Return. Each Company has no liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provisions of state, local or foreign law) or as a transferee or successor or by Contract.
(k)No Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting pursuant to Section 481 of the Code for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax Law having similar effect), (iii) installment sale or open transaction disposition made on or prior to the Closing Date,

(iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.
(l)No Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(m)Each Company has not, and has never had, any Affiliate or Subsidiary that would be treated as a “controlled foreign corporation” as defined in Section 957 of the Code or as a “deferred foreign income corporation” as defined in Section 965 of the Code.
(n)Each Company (i) is not, and has never been, resident for Tax purposes in any country other than the United States, and (ii) has not, and has never had, a permanent establishment (or an office or fixed place of business) in any country other than the United States.
3.10Employees and Employee Plans.
(a)Each Company does not have and has never had any employees.
(b)None of the Companies nor any ERISA Affiliate thereof has ever sponsored or maintained any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including all equity purchase, equity or equity-based compensation, employment, consulting, severance, change-in-control, fringe benefit, retirement, medical, dental, disability, life and other insurance programs, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, any statutory benefit for additional monetary benefits in excess of the monthly salary), whether or not subject to ERISA. For purposes of this Agreement, the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the applicable Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.
3.11Compliance with Legal Requirements and Governmental Authorizations.
(a)With respect to the Property, to the Knowledge of Sellers:
(i)Each Company is, and has been since the Applicable Date, in compliance in all material respects with each Legal Requirement related to the Improvements or the Property that is or was applicable to it or to the conduct or operation of its business or the ownership or use of the Property.  Except as set forth on Schedule 3.11(a)(i), there are no removal bonds, cash deposits, letters of credit or other security that either Seller has posted relative to the Towers or other Improvements.
(ii)No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a material violation by either Company of, or a material failure on the part of either Company to comply with, any Legal Requirement related to the Property, or may give rise to any material obligation on the part of either Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(iii)Each Company has since the Applicable Date not received any notice or communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of, or material failure to comply with, any Legal Requirement related to the Property, or any actual or alleged material obligation on the part of such Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature as it relates to the

Property.  The use, maintenance and operation of the Property by each Company is in compliance with all Legal Requirements in all material respects.
(iv)Each Company has since the Applicable Date not received any notice or communication from any Governmental Authority or any other Person to the effect that any Tower or Property (A) lacks any necessary Governmental Authorizations, (B) lacks any approvals under zoning laws necessary for the operation of the applicable Towers and Property, (C) is not in compliance with any applicable Legal Requirements, or (D) fails to meet industry, building or engineering standards, except in each case where such matter has been cured prior to the Closing Date.  Each Governmental Authorization obtained or held by each Company for the Property is valid and in full force and effect.
(v)Each Company is, and has been since the Applicable Date, in material compliance with all of the terms and requirements of each Governmental Authorization held by such Company, and such Governmental Authorizations constitute all Governmental Authorizations required by Legal Requirements, as of the Closing Date, to enable such Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit such Company to own and use the Property in the manner in which it currently owns and uses such Property.
(vi)No event has occurred or circumstance exists that may (with or without notice or lapse of time or both) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization held by either Company or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held by such Company and related to the Towers and Property.
(vii)All applications required to have been filed for the renewal of the Governmental Authorizations held by each Company for the Towers and Property have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.
(viii)Each Company has, since the Applicable Date, not received any notice or communication from any Governmental Authority or any other Person regarding any actual or alleged revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization held by such Company.
(ix)Each Company has, since the Applicable Date, not received any notice or communication that any of the following Proceedings are pending or contemplated with respect to the Property: (A) Proceedings to impose any development or redevelopment restrictions or exactions or to change or redefine the use classification of any Property or the bulk, density, or zoning classification of any Property which would, in each case, individually or in the aggregate, reasonably be expected to be material to such Company, taken as a whole, or reasonably be expected to prevent, materially impair or materially delay the applicable Seller’s or such Company’s ability to consummate the Contemplated Transactions; (B) Proceedings to change to any roads or grades with respect to the roads adjoining the Property; or (C) Proceedings to impose special assessments affecting the Property or a portion thereof.
(b)With respect to each Company as a legal entity, other than with respect to the Property:

(i)Such Company is and has been since the Applicable Date in compliance in all material respects with each Legal Requirement related to the Equity Interests of such Company and such Company’s organizational matters or that is or was applicable to such Company or to the conduct or operation of such Company’s business.
(ii)To the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a material violation by such Company of, or a material failure on the part of such Company to comply with any Legal Requirements.
(iii)Except as set forth on Schedule 3.11(b)(iii), such Company has since the Applicable Date not received any written notice or other written communication, or, to the Knowledge of Sellers, oral notice or oral communication, from any Governmental Authority or any other Person regarding any actual or alleged material violation of, or material failure to comply with, any Legal Requirement related to the operation of such Company as a company.
(iv)Each Governmental Authorization required to be obtained by such Company as a legal entity is valid and in full force and effect, except as set forth on Schedule 3.11(b)(iv).
(v)Such Company is, and has been since the Applicable Date, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization required for such Company to operate as a legal entity.
(vi)Except as set forth on Schedule 3.11(b)(vi), neither the applicable Seller nor such Company has since the Applicable Date received any written notice or other written communication, or, to the Knowledge of Sellers, oral notice or oral communication, from any Governmental Authority or any other Person regarding any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or any actual or alleged revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization required for the operation of such Company as a legal entity.
(vii)All applications required to have been filed for the renewal of the Governmental Authorizations required for such Company to operate as a legal entity have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.
3.12Legal Proceedings and Orders.  Except as set forth on Schedule 3.12, there is no pending Proceeding that has been commenced by or against either Company, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, either Company, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Sellers, no such Proceeding has been threatened and no such event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  None of the Companies and Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, either Company.  No officer or manager of either Company is subject to any Order that prohibits such officer or manager from engaging in or continuing any conduct, activity, or practice relating to the business of such Company.
3.13Absence of Certain Material Changes.  Except as set forth on Schedule 3.13 or in the Financial Statements, or as required by applicable Legal Requirements, from the date of the Interim Balance Sheet until the Closing Date, each Company has, to the Knowledge of Sellers, conducted such Company’s business only in the Ordinary Course of Business and there has not been any (a) change in such Company’s authorized or issued Equity Interests, grant of any option or right to purchase Equity Interests of such Company, issuance of any security convertible into such Equity Interests, grant of any registration rights, purchase, redemption, retirement, or other acquisition by such Company of any Equity Interests, (b) amendment to the Organizational Documents of such Company, (c) to the Knowledge of Sellers, damage to or destruction or loss of any asset or property of such Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of such Company, taken as a whole, (d) (i) to the Knowledge of Sellers, any sale, lease, or other disposition of any material asset or property of such Company or (ii) mortgage, pledge, or imposition of any Lien on any material asset or property of such Company, in each case other than in the Ordinary Course of Business, (e) to the Knowledge of Sellers, cancellation or waiver of any material Claims or rights, (f) to the Knowledge of Sellers, entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining liability of such Company of more than $100,000, except for those matters that are identified pursuant to the terms of this Agreement, such as the entry into or termination of, or the modifications or amendments to, the Ground Leases, Tenant Leases and Easements in the Ordinary Course of Business, (g) material change in the accounting methods used by such Company, (h) Material Adverse Change, (i) change in the amount or terms of any Indebtedness other than in the Ordinary Course of Business, (j) guarantee or other endorsement of obligations of any Person by such Company, or (k) Contract by such Company to do any of the foregoing (to the Knowledge of Sellers with respect to any matters described in clauses (c), (d)(i), (e), or (f) above).

3.14Personal Property.  Each Company has good title to (a) to the Knowledge of Sellers, the Appurtenant Property and the Intangible Personal Property and (b) the Tangible Personal Property (including, without limitation, the Towers, and the Improvements) and, at Closing, the same shall be free and clear of all Liens, except the Permitted Exceptions and the Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing).
3.15Contracts.  To the Knowledge of Sellers, Schedule 3.15 contains a complete and accurate list of the Ground Leases, Tenant Leases and Easements to which either Company is a party and the other Contracts described in the first sentence of Section 3.15(d).  To the Knowledge of Sellers:
(a)The Ground Leases.  The applicable Company is the original lessee (or has validly succeeded to the rights of the original lessee) under each of the Ground Leases with respect to the Leased Real Property, holds the leasehold interest created under each of the Ground Leases, and is the sole owner of the Improvements located on the Leased Real Property being leased thereunder.  The Ground Leases and the Improvements in connection therewith are, and at Closing, shall be, free and clear of all Liens, excepting only the Permitted Exceptions and the Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing).  Except as described on Schedule 3.15(a), (i) each Ground Lease is in full force and effect and has not been modified or amended except as provided to Purchaser, (ii) the applicable Company is in actual possession of the leased premises under each of the Ground Leases and, the Improvements are wholly constructed on the property being leased pursuant to the Ground Leases, (iii) the applicable Company has paid the rent set forth in each of the Ground Leases on a current basis and there are no past due amounts, (iv) except as expressly set forth in the Ground Leases, the applicable Company is not obligated to pay any additional rent or charges to any of the Ground Lessors for any period subsequent to the Closing Date, (v) the applicable Company has not received notice from or given notice to any Ground Lessor claiming that such Ground Lessor or such Company is in default under any of the Ground Leases, and there is no event which, with the giving of notice or the passage of time or both, would constitute such a default, (vi) except as set forth on Schedule 3.15(a), each Ground Lease (A) has at least a remaining term of forty (40) years, which may include extension terms not yet exercised (provided that under the terms of such lease the extension terms are either automatic or exercisable at the tenant’s option and in no event may any other Person, other than the tenant, be entitled to prevent, refuse or nullify the exercise of such extension, unless the tenant is in default), and (B) permits the applicable Company to co-

locate additional Tenants on the Towers without the requirement to obtain the approval or consent of the Ground Lessor and without the requirement to pay additional money to the Ground Lessor, (vii) excepting the Permitted Exceptions, no Person other than the Ground Lessor under each Ground Lease has any interest in the real property being leased pursuant to such Ground Lease, (viii) each Ground Lease (or a memorandum thereof) and all assignments of any Ground Lease (if any) or other interests related to the Ground Leases are recorded or have been submitted for recordation in the appropriate jurisdiction, and (ix) the applicable Company has no obligation under any Ground Lease to relocate any Tower now or in the future.  Schedule 3.15(a) sets forth any such Tower Site for which the applicable Company has received notice since the Applicable Date, that the Ground Lessor therein intends to convey, assign or otherwise transfer its interest in the Ground Lease to a Person which is commonly engaged in the business of acquiring an easement or superseding leasehold interest in real property under communications tower facilities.  Each Company is not, or has not been, a party to any leases for office space.
(b)The Tenant Leases.  The applicable Company is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tenant Leases.  The Tenant Leases are, and at the Closing will be, free and clear of all Liens, excepting only the Permitted Exceptions and the Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing).  Except for the rights of the Tenants, as tenants only, pursuant to the Tenant Leases, and except for the rights of Ground Lessors, as lessors only, pursuant to the Ground Leases, and further excepting the Permitted Exceptions, no Person other than the applicable Company will on the Closing Date be in, or have any right or Claim to, possession of any of the Property.  Other than the Ground Leases, the Tenant Leases and the Permitted Exceptions, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Property or the Improvements thereon, or which grant other rights with respect to the use of any of the Property.  Except as set forth on Schedule 3.15(b), (i) each Tenant Lease is in full force and effect and has not been materially modified, terminated, non-renewed (nor has the applicable Seller nor the applicable Company received any notice of non-renewal thereof) or amended, (ii) each Tenant has accepted possession of its premises under its Tenant Lease, (iii) the applicable Company is collecting the rent set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder, (iv) no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date, (v) the applicable Company has not given notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, and there is no event which, with the giving of notice or the passage of time or both, would constitute such a default, (vi) the applicable Company has not received notice from any Tenant claiming that the applicable Company is in default under a Tenant Lease, which default or defect remains in any manner uncured, (vii) the applicable Company has not received notice from any Tenant asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense, (viii) there are no security deposits or prepaid rentals under any of the Tenant Leases except pursuant to the terms thereof, (ix) no Tenant Lease provides for non-monetary rent or other consideration to the lessor thereunder; (x) no Tenant is an Affiliate of either Company or either Seller, (xi) all brokerage commissions, fees and other compensation due and payable by reason of the Tenant Leases (excluding brokerage commissions, fees and other compensation required to be paid in connection with renewals, extensions or expansions pursuant to Tenant Leases which have not, as of the Closing Date, been exercised by the Tenant thereunder) have been or will be paid in full prior to the Closing Date, (xii) there are no Tenant Leases which confer upon a Tenant or any other person or entity any renewal options or extension options, any purchase options, rights of first offer or first refusal, rights to sale proceeds and/or financing and refinancing proceeds and/or rights to appreciation in value and/or rights to rents, income or profits, or other similar rights with respect to all or any part of the premises, other than as set forth in the Tenant Leases, (xiii) there is no Contract with any existing Tenant for the performance of any work, alterations, improvements or installations to be performed in the future, other than as set forth in the Tenant Leases, and (xiv) except as set forth on Schedule 3.15(b), all work, alterations, improvements or installations required to be made by the applicable Company for or on behalf of all existing Tenants has been carried out, performed and complied with in all material respects.
(c)The Easements.  The applicable Company is the original grantee (or has validly succeeded to the rights of the original grantee) under each of the Easements, has good title to the Easements excepting the Permitted Exceptions and the Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing), and is the sole owner of the Improvements located on the Easement areas thereunder, subject in each case to the Permitted Exceptions, and other than facilities owned by utility companies servicing the Towers in the Ordinary Course of Business.  At Closing, the Easements and the Improvements in connection therewith shall be free and clear of all Liens, excepting only the Permitted Exceptions.  Furthermore, except as set forth on Schedule 3.15(c), (i) each Easement is in full force and effect and has not been materially modified or amended, (ii) the applicable Company is in actual possession of the easement area under each of the Easements, (iii) except as set forth in any Easements, the applicable Company is not obligated to pay any rent or charges under any of the Easements for any period subsequent to the Closing Date, except for the payment or reimbursement of any real property or ad valorem tax pursuant to the terms of such Easements, and (iv) the applicable Company has not given notice to or received notice from any Person claiming that the Person or such Company is in default under any Easement, and there is no event which, with the giving of notice or the passage of time or both, would constitute such a default.
(d)Any other Contract to which either Company is a party or by which it or any of the Property is bound and which involves the payment to, or receipt by, such Company of more than $50,000 per year and has a term of obligation of more than two (2) years following Closing, specifically excepting any Ground Lease, Tenant Lease, or Easement.  With respect to each such Contract, (i) such Contract is in full force and effect and has not been modified or amended, (ii) the applicable Company has paid all sums due thereunder on a current basis and there are no past due amounts, and (iii) neither the applicable Company nor the applicable Seller has received notice from or given notice to any Person claiming that such Person, the applicable Company or the applicable Seller is in material default under any such Contract, and there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default under any such Contract.
3.16Environmental Matters.  Except as set forth on Schedule 3.16, to the Knowledge of Sellers: (a) each Company has since the Applicable Date not received any notification from a Governmental Authority or from any other Person that any Tower Site or Property is not in compliance with applicable Environmental Law, except to the extent such noncompliance would not reasonably be expected to result in material liability; (b) there is no Proceeding or request for information pending, or threatened, against either Company relating to a Tower Site or any portion of the Property by or before any Governmental Authority or by any Person under applicable Environmental Laws; (c) each Company is operating and has since the Applicable Date operated in compliance with all applicable Environmental Laws in all material respects; (d) each Company has obtained all material Governmental Authorizations required under Environmental Law for the operation of the business and the operation of any Tower Site or any portion of the Property; and (e) there have been no releases or disposals of any Hazardous Materials by either Company, or by any other Person, at or upon any Tower Site or the Property since the date on which such Tower Site or Property was acquired or first leased by such Company, in any case, that would reasonably be expected to result in material liability to such Company under applicable Environmental Law.  In connection with the Tower Sites and the Property, Sellers have made available to Purchaser copies of all Phase I and Phase II environmental site assessments, NEPA reports and “FCC Checklists” relating to NEPA requirements that are in the possession or control of the Companies; provided, however, that Sellers do not make any representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports.

3.17Certain Payments.  To the Knowledge of Sellers, none of Sellers and the Companies, nor any officer, agent, or employee of either Seller or either Company or any other Person acting for or on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of such Company or such Seller (or any Affiliate thereof), or established or maintained any fund or asset that has not been recorded in the books and records of either Company in violation of any Legal Requirement.
3.18Related Party Transactions.  Except as set forth on Schedule 3.18, none of the Companies, Sellers, or any Affiliate or Related Person of either Company or either Seller has, or has had since the Applicable Date, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to either Company’s business.  Except as set forth on Schedule 3.18, none of the Companies, Sellers, or any Affiliate or Related Person of either Company or either Seller is, or has since the Applicable Date owned (of record or as a beneficial owner) an Equity Interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the applicable Company.  Except as set forth on Schedule 3.18 or in the Organizational Documents of the applicable Company, none of the Companies or Sellers, or any Related Person of either Company or either Seller is a party to any Contract with, or has any Claim or right against, either Company.
3.19Liens.  Except as disclosed on Schedule 3.19, no right or interest in or to property of any kind of either Company, or to any of the Acquired Interests, whether real, personal, or mixed and whether tangible or intangible or any Owned Real Property, is subject to any mortgage, pledge, hypothecation, assignment, deposit arrangement, Lien (statutory or other) or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), other than the Permitted Exceptions and Liens existing under the Sunflower Credit Agreement (which will be released and terminated upon Closing).
3.20Defects.  Except as disclosed on Schedule 3.20, to the Knowledge of Sellers, there are no material physical, structural or mechanical defects in any of the Improvements.  The Towers are properly registered with the FCC and FAA, as applicable.
3.21Utilities and Access.  To the Knowledge of Sellers, (a) all electric and other utilities required for use and operation of the Property are installed up to the boundaries of the Leased Real Property and Owned Real Property, and are located within valid, written easements or contained with the terms of the applicable Ground Lease or Easement; (b) such utilities are in good working order, meet all current codes and ordinances and are of adequate size and capacity to service the Property, and (c) the Leased Real Property and the Owned Real Property have adequate, direct, indefeasible, and congruent legal and practical pedestrian and vehicular, access to public roads.
3.22Real Property Taxes and Assessments.  All ad valorem real property taxes for the Leased Real Property and all personal property taxes assessed against either Company for the Tangible Personal Property that are due and payable as of the Closing Date have been fully paid.  Other than as set forth on Schedule 3.22, none of Sellers and the Companies has received written notice of any existing or pending special assessments, fees or similar obligations affecting any of the Improvements or the Appurtenant Property which may be assessed by any Governmental Authority.  There are no pending real estate tax challenges or appeals by either Company with respect to any ad valorem real property taxes for the Leased Real Property or the Tangible Personal Property.  Notwithstanding any implication in this Section 3.22 to the contrary, any Taxes relating to a Straddle Period shall be apportioned in accordance with Section 5.2(f).

3.23Condemnation.  To the Knowledge of Sellers, no Company has received notice regarding, and there are no present, pending, or, to the Knowledge of Sellers, threatened legal or administrative Proceedings relative to, condemnation, or other taking by any Governmental Authority, of any material portion of the Property.
3.24Insurance.  Each Company maintains policies of title, liability, property and casualty, fire, worker’s compensation and other forms of insurance (including bonds) and which insure against risks and liabilities to an extent and in a manner customary in the communications tower industry.  Schedule 3.24 sets forth each insurance policy under which either Company is a beneficiary, an insured or a loss payable payee or for which either Company has paid or is obligated to pay all or part of the premiums.  All premiums payable under each such policy have been duly paid to date, each such insurance policy or binder is in full force and effect, and no Company has received written notice of any pending cancellation.  No Company is in material default or non-compliance with respect to any provision of any of such insurance policies.  Except as set forth on Schedule 3.24, there are no material pending insurance claims under any insurance policy set forth on Schedule 3.24 with respect to the business and the Property of either Company.
3.25No Third-Party Rights. Except as set forth on Schedule 3.25, no Person other than Purchaser by reason of this Agreement has any contractual or other right of first refusal or any other right or option to acquire the Towers or any portion thereof, including through any merger, consolidation, liquidation, dissolution or other reorganization.  There are no agreements pursuant to which a third party has the right to market or lease space at the Property to any Person, or to receive income from any Tenant at the Property pursuant to a marketing or management agreement, or compensation agreement or similar arrangement.
3.26Sufficiency of Funds. Sellers have, and immediately following the Closing will have, sufficient cash on hand and other readily available financial resources to satisfy in full when due all of Sellers’ payment obligations under this Agreement, including without limitation Sellers’ indemnification obligations set forth in ARTICLE IX. Sellers’ ability to satisfy such obligations is not contingent upon the availability of financing or the receipt of any third-party funds (including insurance proceeds), it being understood that any such proceeds, if received, shall be in addition to and not in lieu of Sellers’ obligations hereunder. From and after the Closing and through the expiration of the applicable survival periods for the representations, warranties, covenants, and agreements of Sellers, Sellers shall maintain sufficient financial resources to satisfy in full when due its indemnification and other payment obligations under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PURCHASER

Purchaser represents and warrants to the Companies and Sellers as follows:

4.1Authority.  Purchaser is a Delaware limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and its status is active, and Purchaser is in good standing and duly qualified to transact business under the laws of the states where it conducts business.  This Agreement and all documents necessary to the Contemplated Transactions executed or to be executed by Purchaser (a) will be duly authorized, executed and delivered by Purchaser, (b) will be legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor  may be brought, (c) will not contravene, conflict with or result in a violation of the Certificate of Formation, Operating Agreement or any resolution adopted by the board of directors, committee, or members of Purchaser, (d) will not contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a material default or exercise any material remedy under, any Legal Requirement or any Contract to which Purchaser is a party or any of the assets owned or used by Purchaser may be subject, (e) will not cause any assets owned or used by Purchaser to be reassessed or revalued by any Governmental Authority, (f) will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser or that otherwise relates to the business of Purchaser or to any of the assets owned or used by Purchaser, or (g) will not give any Person the right to any material payment by Purchaser (other than the payments to Seller expressly contemplated, and subject to the terms and conditions, herein) or give rise to any acceleration or change in any material award, grant, vesting or determination of options, warrants, rights, or severance payments of Purchaser in favor of any Person, in any such case resulting from the Contemplated Transactions.  Purchaser has the full right, power, and authority, without the necessity of obtaining the consent or approval of any other Person, to enter into this Agreement and to perform its obligations under this Agreement.

4.2Consideration.  Purchaser has or has access to sufficient Current Funds to consummate the Contemplated Transactions on the terms contemplated by this Agreement. Purchaser acknowledges and agrees that its obligations to consummate the Contemplated Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any financing to Purchaser.  No funds to be paid to Sellers hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control Laws or similar Laws.
4.3Investment Intent.  Purchaser is acquiring the Acquired Interests for its own account, with no present intention of reselling or otherwise distributing the same except (a) pursuant to an offering of shares duly registered under the Securities Act of 1933, as amended, or (b) under other circumstances that do not require registration under such Act.  Purchaser is either (i) an accredited investor (as defined in Regulation D promulgated under the 1933 Act) or (ii) has such knowledge and experience in financial and business matters to evaluate the merits and risks associated with an investment in the Acquired Interests.  Purchaser hereby represents that it can bear the economic risk of losing its investment in the Acquired Interests and has adequate means for providing for its current financial needs and contingencies.
4.4Solvency.  As of the consummation of the Contemplated Transactions, assuming (a) the accuracy of the representations and warranties set forth in ARTICLE III, and (b) immediately prior to the Closing each Company is not Insolvent, Purchaser and each Company shall not be Insolvent.  “Insolvent” means, with respect to any Person, that such Person (i) is insolvent (either because its financial condition is such that the sum of its debts is greater than the fair saleable value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing recourse debts as they mature), or (ii) has incurred debts beyond its ability to pay as they become due.  In completing the Contemplated Transactions, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or the Companies.
ARTICLE V
COVENANTS
5.1Restrictive Covenants.
(a)Acknowledgments.  The agreements and covenants provided by the Restricted Parties in this Section 5.1 are reasonable and necessary to Purchaser’s protection of its legitimate interests in the Contemplated Transactions.  Purchaser and the Companies post-Closing may be irreparably damaged and

Purchaser’s substantial investment in the Contemplated Transactions materially impaired if the Restricted Parties were to enter into an activity interfering with the business of the Companies in violation of the terms of Section 5.1(b).  The scope and length of the terms of Section 5.1(b) and the geographical restrictions contained therein are fair and reasonable and not the result of overreaching, duress or coercion of any kind, and the full, uninhibited and faithful observance of each of the agreements and covenants contained in this Section 5.1 will not cause the Restricted Parties any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in Section 5.1(b) will not impair the Restricted Parties’ ability, if any Restricted Party so desires, to obtain business with such Restricted Party’s abilities and on terms fully acceptable to such Restricted Party or otherwise obtain income required for the satisfaction of the needs of such Restricted Party’s creditors.
(b)Each Restricted Party covenants and agrees that it will not, directly or indirectly (including by causing, permitting or assisting any controlled Affiliate of such Restricted Party), for the period commencing on and including the Closing Date and ending on and including five (5) years after the Closing Date (the “Restricted Period”), (i) solicit the Tenants of either Company for the purpose of or to the Knowledge of Sellers, having the effect of, having such Tenants terminate or not renew the applicable Tenant Leases in order to enter into new leases with a Restricted Party or any controlled Affiliate of a Restricted Party with respect to any tower, tower site or other similar telecommunications facility owned or leased by a Restricted Party or such controlled Affiliate of a Restricted Party that is located within a radius of one (1) mile (the “Radius”) from any Tower Site or (ii) correspond with the landlord of any Tower with respect to any Tower, or purchase, lease or acquire (or attempt to purchase, lease or acquire), any interest in the Leased Real Property, Owned Real Property, or any other real estate associated with or underlying any Tower.  For the avoidance of doubt, each Restricted Party’s covenant under this Section 5.1(b) shall not be deemed breached if during the Restricted Period a Tenant enters into a new lease with a Restricted Party or any Affiliate of a Restricted Party with respect to any tower, tower site or other similar telecommunications facility owned or leased by a Restricted Party or such Affiliate of a Restricted Party that is located within the Radius from the underlying Tower Site as long as such Tenant does not terminate or not renew the applicable Tenant Lease with such Tenant during the Restricted Period.  For the further avoidance of doubt, the term “solicit” in this Section 5.1(b) shall not be construed to include any written communications made in the Ordinary Course of Business on a website or in a press release, any public filing, or any other general communications to Tenants that list locations of towers, towers sites or other similar telecommunications facilities owned or leased by a Restricted Party or an Affiliate of a Restricted Party that may be located within the Radius from any Tower Site so long as the applicable Tenant does not terminate or not renew the applicable Tenant Lease with such Tenant in order to enter into a lease, for a tower, tower site or other similar telecommunications facility within the Radius, with a Restricted Party or any of its controlled Affiliates.
(c)Remedies.  Each Restricted Party acknowledges that Purchaser and the Companies will be irreparably damaged (and damages at law may be an inadequate remedy) if Section 5.1(b) is breached by such Restricted Party.  Therefore, in the event of a breach or threatened breach by such Restricted Party of any provision of Section 5.1(b), Purchaser and the Companies shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to obtain an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to seek a decree for specific performance of the provisions of Section 5.1(b).
5.2Tax Matters.
(a)For U.S. federal income tax purposes, the parties shall treat the Contemplated Transactions as a sale and purchase of the assets of the Companies.  No party to this Agreement shall take any position (whether in a Tax Return, an audit or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by applicable Legal Requirements.  Purchaser and Sellers shall allocate the Purchase Price (and any other items treated as consideration for U.S. federal income Tax purposes) among the assets of the

Companies in accordance with Section 1060 of the Code and the principles set forth on Exhibit 2 attached hereto.  Sellers shall prepare and deliver to Purchaser a draft schedule containing such allocation (the “Tax Allocation”) within 90 days following the final determination of the Purchase Price pursuant to Section 1.2. If Purchaser disputes any items in Sellers’ proposed Tax Allocation, then no later than twenty (20) days after receipt thereof, Purchaser shall deliver to Sellers in writing any changes Purchaser proposes to be made to the Tax Allocation, and Sellers and Purchaser shall use commercially reasonable efforts to resolve such dispute within twenty (20) days.  Any items not disputed by Purchaser shall be final and binding on the parties.  If the parties are unable to resolve such disagreement within such twenty-day period, determination of the final Tax Allocation shall be made by the Independent Expert within sixty (60) days of receipt of written submissions from each of Sellers (deemed as one party for this purpose) and Purchaser regarding its own proposed Tax Allocation. The Independent Expert will make a final, conclusive, and binding determination based on the written submissions supplied by the parties and pursuant to applicable Law. Each of Sellers (deemed as one party for this purpose) and Purchaser shall be responsible for and pay one-half of any and all fees and expenses of the Independent Expert incurred pursuant to this Section 5.2(a).  The parties shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8594, Asset Acquisition Statement under Section 1060) in a manner consistent with the Tax Allocation (as finally agreed or determined), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar provision of any state, local or non-U.S. Law) or as required pursuant to settlement of an audit with a taxing authority; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim, or similar proceedings in connection with the Tax Allocation.
(b)Following the Closing, Sellers shall prepare, or cause to be prepared, and shall file, or cause to be filed, all income-related Tax Returns of the Companies for periods ending on or prior to the Closing Date.  For all other Tax Returns of the Companies for periods ending on or prior to the Closing Date, which returns are due after the Closing Date, Sellers shall prepare, or cause to be prepared, and Sellers shall file, or cause to be filed, such Tax Returns.  Sellers shall provide a copy of each such Tax Return to Purchaser at least fifteen (15) days before the due date (taking into account any extensions) for review and approval, not to be unreasonably withheld, delayed or conditioned.  Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for Straddle Periods of the Companies.  Purchaser shall provide a copy of each such Tax Return to Sellers at least fifteen (15) days before the due date (taking into account any extensions) for review and approval, not to be unreasonably withheld, delayed or conditioned.  Except as is required by applicable Legal Requirements, Purchaser will not cause the Companies to file an amended Tax Return for Pre-Closing Tax Periods without Sellers’ prior written consent.
(c)Sellers shall control any audit of the Tax Returns of the Companies for periods ending on or prior to the Closing Date even if the audit occurs after the Closing Date.  Within five (5) Business Days of receipt, Purchaser shall immediately provide Sellers with any notice it receives with respect to an audit of the Companies with respect to any period ending on or prior to the Closing Date.  Sellers shall not have the right to settle, compromise, or otherwise enter into any agreements, with respect to an audit of such a Tax Return without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further that Purchaser shall have the right to fully participate in such audit at its own expense, and that Sellers shall keep Purchaser timely informed as to all developments of such audit.
(d)Purchaser shall control any audit of the Tax Returns of the Companies for Straddle Periods, provided that Purchaser shall not have the right to settle, compromise, or otherwise enter into any agreements, with respect to an audit of such a Tax Return without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further that Sellers shall have the right to fully participate in such audit at its own expense, and that Purchaser shall keep Sellers timely informed as to all developments of such audit.

(e)Sellers and Purchaser shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns or any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding, authorizing through, powers of attorney or otherwise, a party to control a Tax audit to the extent such party has the authority to do so under this Agreement, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(f)In the case of any Straddle Period, the amount of any Taxes which relate to the Pre-Closing Tax Period (and thus constitute Pre-Closing Taxes for which Sellers have indemnified Purchaser Indemnified Persons in Section 7.2) (i) in the case of Taxes of the Companies imposed on a periodic basis (such as real or personal property Taxes) shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) in the case of Taxes of the Companies not described in clause (i) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based on or measured by income or receipts, or Taxes that are imposed in connection with any sale or other transfer or assignment of property or provision of services), shall be deemed to be the amount of such Tax based on a “closing of the books” basis as if the taxable period ended on the closing of the Closing Date.
(g)Any transfer taxes (including real property transfer taxes, documentary stamp taxes and sales and use taxes) and recording fees resulting from the Contemplated Transactions (collectively, the “Transfer Taxes”) shall be borne 50% by Purchaser and 50% by Sellers.
(h)If any refund of Taxes relating to a Pre-Closing Tax Period is received by Purchaser or the Companies, Purchaser shall remit such refund (as well as any interest paid thereon by the Governmental Authority) to Sellers within ten (10) Business Days of receipt.  Purchaser agrees to cooperate fully, as and to the extent reasonably requested by Sellers, in connection with the seeking and processing of any refunds relating to a Pre-Closing Tax Period.  Such cooperation shall include the retention and (upon Sellers’ request) the provision of such records and information which are reasonably relevant to any such refund. If any such refund is subsequently disallowed, Sellers shall promptly remit the amount of such disallowed refund (as well as any interest and penalties thereon due to the applicable Governmental Authority) to Purchaser.
(i)Except as is required by applicable Legal Requirements, without Sellers’ consent (which shall not be unreasonably withheld, conditioned or delayed), neither Purchaser not its Affiliates (including the Companies) shall amend any Tax Return relating to a Pre-Closing Tax Period, consent to the waiver or extension of the statute of limitations relating to Taxes of the Companies for any Pre-Closing Tax Period, compromise or settle any Tax liability, or participate in any sponsored voluntary compliance, amnesty, self-correction or similar program, in each case if such action relates to any Pre-Closing Tax Period.
(j)Any and all Tax sharing, Tax allocation or Tax indemnity agreements or arrangements of which either Company is a party shall be terminated prior to the Closing.
5.3Confidentiality.
(a)Any information provided to or obtained by the parties in connection with the Contemplated Transactions, including, with respect to Sellers’ obligations, any information received by Purchaser as part of its diligence, will be subject to the Confidentiality Agreement, and shall be held by the parties in accordance with, and be subject to the terms of, the Confidentiality Agreement.  The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein (substituting, for purposes of this Section 5.3, Sellers as the “Company” and Purchaser as the “Recipient”, in each case as such term is defined in the Confidentiality Agreement) and such provisions are hereby incorporated herein by reference.
(b)Each party shall not, and shall cause its Affiliates and Representatives not to, publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the Contemplated Transactions or the subject matter or terms of this Agreement, without the prior written approval of the other party(ies) (which shall not be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything to the contrary in this Section 5.3, Sellers and their Affiliates are expressly permitted to publicly disclose the existence of this Agreement and the Contemplated Transactions and the subject matter and terms of this Agreement, including filing this Agreement as an exhibit to a securities filing, to the extent Sellers determine in good faith that such disclosure is required to comply with applicable securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and/or the rules and regulations of the U.S. Securities and Exchange Commission or any applicable stock exchange (collectively, “Required SEC Disclosure”).  Following any such Required SEC Disclosure, any information actually disclosed thereby shall no longer be subject to the confidentiality obligations set forth in this Section 5.3 and may be used and disclosed for any purpose by any party or such party’s Affiliates and Representatives.  To the extent practicable and permitted by applicable securities laws, Sellers shall (i) provide Purchaser with a reasonable opportunity to review and comment on drafts of any Required SEC Disclosure, and (ii) consider in good faith Purchaser’s reasonable comments; provided that none of the foregoing shall cause the Required SEC Disclosure to be delayed beyond the applicable deadline.
ARTICLE VI
EXPENSES; ADJUSTMENTS
6.1Expenses and Adjustments.
(a)Sellers and Purchaser will each pay their own attorneys’ fees and costs incurred in connection with the negotiation of this Agreement and consummation of the Closing.  Sellers agree that they shall pay any attorneys’ fees and other expenses incurred by the Companies on or prior to the Closing Date, regardless of whether incurred in connection with the negotiation of this Agreement and the consummation of the Closing or otherwise.  All ground rents, Taxes, real estate assessments, and utility charges, and similar expenses will be prorated as of 12:01 a.m. on the Closing Date based on a 365 day year. Rents under the Tenant Leases will be prorated as of 12:01 a.m. on the Closing Date based on a 30-day month.  Solely to the extent such rents or receipts are not included in the determination of the Purchase Price, (i) if either Seller receives any rents or other receipts subsequent to the Closing Date which relate to any period of time on or subsequent to the Closing Date, such Seller will promptly pay to Purchaser (or to the account(s) identified by Purchaser) in Current Funds that portion of the rents or other receipts attributable to the period of time subsequent to the Closing Date and (ii) if Purchaser or either Company receives any rents or other receipts subsequent to the Closing Date which relate to any period of time prior to the Closing Date, Purchaser will promptly pay to Sellers in Current Funds that portion of the rents or other receipts attributable to the period of time prior to the Closing Date.  If any of the prorations cannot be calculated accurately on the Closing Date, then the same will be calculated within seventy-five (75) days after the Closing Date and the party owing another party a sum of money based on such subsequent prorations will promptly pay the sum to such other party in Current Funds in connection with the delivery and finalization of the Closing Statement in accordance with Section 1.2. Any items of cost or expense not specifically allocated above will be paid by the party to the transaction that customarily bears such cost or expense within the county in which the majority of the assets are located. On the Closing Date, Sellers shall close or freeze all bank accounts in the name of either Company (leaving adequate funds for any outstanding checks and any Tax liability) and Sellers shall retain all cash remaining then in such accounts.  Following the Closing, Sellers and their Affiliates shall send all mail and/or correspondence addressed to either Company (or any and all correspondence that relates to the Property) to Purchaser.
(b)Notwithstanding anything to the contrary in Section 6.1(a) or elsewhere in this Agreement, Purchaser acknowledges that Sellers have prepaid the rents under the Ground Leases for the month of January 2026 on or prior to the date of this Agreement, and Purchaser shall reimburse Sellers in Current Funds for such prepayment at the Closing.
ARTICLE VII
indemnification
7.1Survival.  All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of fifteen (15) months, provided that the Fundamental Representations shall survive the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations, provided further that (i) the covenants and other obligations contained herein to be performed prior to Closing will not survive the Closing, and (ii) the covenants and other obligations contained herein to be performed after the Closing shall survive until performed in full in accordance with their terms.  Any Claim for a Breach of representations or warranties under this ARTICLE VII shall be made during the applicable survival period.  In order to enforce a Claim against the Indemnifying Party under this ARTICLE VII, the Indemnified Party shall provide written notice to the Indemnifying Party on or before the last day of the survival period of the applicable representation, warranty or covenant underlying any alleged Breach.
7.2Indemnification by Sellers.  Sellers will indemnify and hold harmless Purchaser, its Affiliates and its Representatives, members, controlling persons and affiliates (collectively, the “Purchaser Indemnified Persons”) for, and will pay to Purchaser Indemnified Persons the amount of, any loss, liability, Claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees, whether or not involving a Third-Party Claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Sellers or the Companies in this Agreement or any other certificate or document delivered by Sellers or the Companies pursuant to this Agreement, (b) any Breach by Sellers or the Companies of any covenant or obligation of Sellers or the Companies in this Agreement to be performed after the Closing, (c) any Claim arising from any Excluded Liability, (d) all Pre-Closing Taxes, (e) rents, charges or other payment obligations owed by Sellers or the Companies attributable to any time period ending on or prior to the Closing Date, and (f) any Payoff Amounts not paid at Closing.  For purposes of determining any Breach by Sellers or the Companies or the Damages attributable to any Claim under this ARTICLE VII, the parties will disregard any materiality or material adverse effect or similar qualifier in the representation, warranty or covenant to which such Breach relates.
7.3Indemnification by Purchaser.  Purchaser will indemnify and hold harmless Sellers and their Representatives, members, controlling persons and affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to such Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement to be performed after the Closing, (c) any services provided or Contracts performed by or other operations of the Companies after the Closing Date, and (d) the portion of Transfer Taxes that Purchaser is responsible for pursuant to Section 5.2(g).  For purposes of determining any Breach by Purchaser or the Damages attributable to any Claim under this ARTICLE VII, the parties will disregard any materiality or material adverse effect or similar qualifier in the representation, warranty or covenant to which such Breach relates.

7.4Limitations on Indemnification.
(a)Neither Sellers, on the one hand, nor Purchaser, on the other hand, to the extent required to pay indemnification under this ARTICLE VII (as applicable, the “Indemnifying Party”) shall have any indemnification obligations to the other party (as applicable, the “Indemnified Party”) for any Damages to the extent such Damages were included or reflected in the calculation of the Closing TCF, the Initial Purchase Price Adjustment Amount or the Purchase Price, including any adjustments thereto in accordance with Section 1.2.
(b)Notwithstanding anything to the contrary in this Agreement, Sellers shall not have any obligation to indemnify (including any obligation to make any payments to) any Purchaser Indemnified Person as a result of the Breach of any representation or warranty by Sellers or the Companies with respect to any Claims unless and until the aggregate amount of any and all Claims hereunder exceeds an amount equal to $336,600 (the “Basket”), after which Sellers shall be required to indemnify Purchaser Indemnified Persons for all such Claims without regard to the Basket.  Sellers shall not be required to indemnify Purchaser Indemnified Persons for an aggregate amount that is more than $3,366,000; provided that the limitations set forth in this Section 7.4(b) shall not apply to any Damages or Claims resulting from or arising out of (i) any Breach of any Fundamental Representations, (ii) any Excluded Liabilities, (iii) any Pre-Closing Taxes, (iv) the portion of transfer taxes that Sellers are responsible for pursuant to Section 5.2(g), (v) any Breach by Sellers or the Companies of any covenant or obligation of Sellers or the Companies in this Agreement to be performed after the Closing, or (vi) Fraud by Sellers or the Companies.
(c)Notwithstanding anything to the contrary in this ARTICLE VII, in no event shall an Indemnifying Party have liability to any Indemnified Party for any punitive Damages, except as actually paid to a claimant in a Third-Party Claim.
(d)Other than in the event of Fraud, and notwithstanding anything to the contrary in this Agreement, (i) the aggregate liability of Sellers and the Companies under this ARTICLE VII shall in no event exceed the Purchase Price actually received by Sellers, (ii) the aggregate liability of the Restricted Parties under Section 5.1 and of Seller under Section 5.3 shall in no event exceed the Purchase Price actually received by Sellers, and (iii) the aggregate liability of Purchaser under this ARTICLE VII and Section 5.3 shall in no event exceed the Purchase Price.
(e)All calculations of the amount of Damages for which indemnification is to be made pursuant to this ARTICLE VII shall be net of any insurance proceeds actually received (net of any increases in premium or collection costs, as applicable); it being understood that (i) the Indemnified Party shall use commercially reasonable efforts to file and pursue the recovery of each applicable insurance claim promptly (provided that pursuing recovery against insurance shall not be a prerequisite to making a claim pursuant to this ARTICLE VII), and (ii) following the payment by the Indemnifying Party of its indemnification obligations with respect to any Damage, (A) at the request of the Indemnifying Party, to the extent allowable under the terms of an Indemnified Party’s applicable insurance policy, the Indemnifying Party shall be subrogated to any rights of each Indemnified Party that is an insured under the applicable insurance policy to any insurance recovery with respect to such Damage (except, if the terms of such policy require, in the event of the Indemnifying Party’s Fraud), and (B) if any insurance recovery with respect to such Damage is received by an Indemnified Party, such Indemnified Party shall pay to the Indemnifying Party the amount of such recovery up to the amount of such Damage.
(f)The Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which indemnification is sought under this Agreement in accordance with applicable Law.  If the Indemnified Party shall fail to mitigate any Claim or liability in accordance with its obligations under the preceding sentence, then anything to the contrary contained herein notwithstanding, the Indemnifying Party shall not be required to indemnify any Person solely for the portion of Damages that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts; provided that this sentence shall not be construed to expand, limit or otherwise modify any Indemnified Party’s mitigation rights or obligations under applicable Law.
7.5No Contribution.  From and after the Closing, Sellers shall not have any right of contribution, right of indemnity or other right or remedy against the Companies in connection with any indemnification obligation or any other liability to which Sellers may become subject under or in connection with this Agreement.
7.6Sole Remedy.  From and after the Closing, other than in the event of Fraud, the provisions of this ARTICLE VII shall be the sole and exclusive remedy of each party for (a) any Breach of a party’s representations or warranties contained in this Agreement, (b) any Breach of a party’s covenants or other agreements contained in this Agreement, or (c) any other matters relating to this Agreement or the Contemplated Transactions, the Acquired Interests, the Companies or the Property; provided that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties may have hereunder to seek injunctive relief or specific performance, which is specifically permitted under this Agreement. Sellers, the Companies, Purchaser, Purchaser Indemnified Persons, Seller Indemnified Persons and their respective permitted assigns are the only Persons entitled to exercise any remedy provided by this ARTICLE VII.
7.7Adjustment to Consideration.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration paid by Purchaser for Tax purposes, unless otherwise required by applicable law.
7.8Indemnification Claims.
(a)Any claim for indemnification under this ARTICLE VII shall be brought and asserted by the applicable Indemnified Party by delivering written notice of such claim to the Indemnifying Party (the “Claim Notice”) during the applicable survival period set forth in Section 7.1.  The Claim Notice shall set forth, in reasonable detail, the facts and circumstances giving rise to such claim and the amount of Damages actually incurred and, to the extent the Damages have not yet been incurred, a good faith, nonbinding estimate (to the extent estimable) of the amount of Damages that are reasonably expected to be incurred.  For each claim for indemnification under this Agreement that is made pursuant to this ARTICLE VII, such claim and associated right to indemnification, subject to the limitations set forth in this Agreement, will not terminate before final determination and satisfaction of such claim.
(b)Upon the Claim Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Indemnification Dispute Notice”) that the basis or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute.  In the event that an Indemnification Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period, the Indemnifying Party shall pay to the Indemnified Party the amount set forth in the Claim Notice as promptly as practicable (but in no event later than ten (10) days after the end of such thirty (30) day period).  In the event an Indemnification Dispute Notice is timely given to an Indemnified Party, the parties shall have thirty (30) days to resolve the dispute.  In the event the dispute is not resolved by the parties within the required period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.
(c)If an Indemnified Party receives written notice of the commencement of any third-party claim or Proceeding or of the imposition of any penalty or assessment, for which indemnity may be sought pursuant to this ARTICLE VII (a “Third-Party Claim”), and the Indemnified Party intends to seek indemnity pursuant to this ARTICLE VII, the Indemnified Party shall within ten (10) Business Days after receipt thereof provide the Indemnifying Party with a Claim Notice with respect to such claim, Proceeding, penalty or assessment to which the complaint or other papers commencing such Third-Party Claim shall be attached; provided that in the event of any failure to give such Claim Notice, the Indemnified Party’s entitlement to indemnification hereunder in respect of such Third-Party Claim shall not be adversely affected except to the extent, if any, that the Indemnifying Party is actually prejudiced thereby.
(d)Promptly after receiving a Claim Notice under Section 7.8(c), the Indemnifying Party will have the right, but not the obligation, to conduct the defense of such Third-Party Claim, at the expense of the Indemnifying Party, with counsel of its own choosing and at its own expense, which counsel shall be reasonably satisfactory to the Indemnified Party, by providing written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice under Section 7.8(c) (otherwise, such right to conduct such defense will be deemed waived); provided, that the Indemnifying Party shall be entitled to direct the defense (i) for only so long as the underlying claim is not in respect of any matter involving criminal liability, (ii) for only so long as the primary remedy sought under the underlying claim is not the imposition of any equitable remedy that would be binding upon the Indemnified Party or any of its Affiliates, (iii) for only so long as the underlying claim does not involve, or could not be reasonably expected to involve, any matter beyond the scope of the indemnification obligation of the Indemnifying Party, (iv) if the Third Party Claim involves an allegation of Damages or the reasonable possibility of Damages, in either case, that is not in excess of $6,732,000, or, after the 12-month anniversary of the Closing Date, not in excess of $3,366,000, and (iv) for only so long as the Indemnifying Party has not been advised by independent outside counsel that there are one or more legal or equitable defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party.
(e)If the Indemnifying Party elects to assume the defense of a Third-Party Claim pursuant to, and in accordance with, Section 7.8(d), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, subject to the Indemnifying Party’s right to control the defense; provided, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of one counsel for the Indemnified Party if (i) the Indemnified Party’s counsel shall have reasonably concluded and advised that there are one or more legal or equitable defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (ii) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party.  If any proposed settlement of any Third-Party Claim under this ARTICLE VII provides for relief other than the payment of money damages in an amount that does not, together with amounts that would reasonably be expected to be paid with respect to pending indemnification claims, exceed the limitation on liability set forth in Section 7.4(b) or Section 7.4(c) (as applicable), the Indemnifying Party may settle such Third-Party Claim only with the consent of the Indemnified Party.  The Indemnified Party shall not settle any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party chooses to defend any Third-Party Claim, the Indemnified Party and its Affiliates, and their respective representatives, will cooperate in good faith in the defense or prosecution of such Third-Party Claim.
(f)If the Indemnifying Party fails or refuses to undertake the defense of such Third-Party Claim within thirty (30) days after receiving a Claim Notice under Section 7.8(c), or if the Indemnifying Party later fails to conduct the defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense of such claim with counsel of its own choosing, as well as the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, with the Indemnifying Party responsible for the applicable indemnification claim hereunder and subject to the limitations on indemnification in Section 7.4, if applicable.

ARTICLE VIII
MISCELLANEOUS
8.1Brokers.  None of Purchaser, the Companies or Sellers have entered into an agreement with any agent, broker or finder in connection with the Contemplated Transactions.  Each party will indemnify, defend, and hold harmless the other party from any Claims of any agent, broker or finder claiming to have entered into an agreement with the indemnifying party in connection with this Agreement.  This Section will survive the Closing or any termination of this Agreement.
8.2Interpretation.  The singular includes the plural, and the plural includes the singular.  The word “or” is not exclusive and the word “including” is not limiting.  References to a law include any rule or regulation issued under the law and any amendment to the law, rule, or regulation and any other Legal Requirement.  Unless otherwise indicated, references to a Section or Exhibit mean a Section or Exhibit contained in or attached to this Agreement.  The caption headings in this Agreement are for convenience and reference only and do not define, modify, or describe the scope or intent of any of the terms of this Agreement.  This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.
8.3Notices.  All notices, demands or communications required or permitted under this Agreement will be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, or by fax, email or scanned .PDF document, to the party entitled thereto at the address and to the fax number set forth below, or such other party(ies), address(es), email address(es) or fax number(s) as any party specifies by written notice to the other parties from time to time.  Any legal counsel or any substitute counsel as designated by Sellers, the Companies, or Purchaser by written notice to the other parties is authorized to give notices (but not receive) under this Agreement on behalf of its respective client:
Notices to Purchaser and, after the Closing, the Companies:

EverLink Towers, LLC
57 E. Washington St.
Chagrin Falls, Ohio 44022
Attention: Ryan D. Lepene
Email: rlepene@peppertreecapital.com

with a copy to:

ArentFox Schiff LLP
233 South Wacker Drive
Suite 7100
Chicago, Illinois 60606
Attention: Alex Young
Email: alex.young@afslaw.com

Notices to Sellers or other Restricted Parties and, prior to the Closing, the Companies:

SWIF II Operating Partnership, LP
c/o HMC Capital 30 Rockefeller Plaza Suite 2050

New York, New York 10112
Attention: Adam Baxter
Email: adam.baxter@hmccapital.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, Georgia 30308 Attention: Heath Linsky Email: Heath.Linsky@troutman.com

8.4Assignment.  Purchaser will have the right to assign this Agreement to any Affiliate of Purchaser without the consent of Sellers or the Companies, provided that Purchaser will not be relieved of its obligations, as the case may be, under this Agreement.  Neither the Companies nor Sellers may assign their rights or obligations with respect to this Agreement without the prior written consent of Purchaser.  Any attempted assignment in violation of this Section 8.4 will be void.
8.5Governing Law; Waiver of Trial by Jury.  This Agreement will be governed by and construed and enforced in accordance with the internal Legal Requirements of the State of Delaware, without regard to Delaware’s choice or conflict of laws provisions.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.
8.6Jurisdiction and Venue; Prevailing Party.  Any Proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the Delaware Court of Chancery.  Each party consents to the jurisdiction of such court in any such Proceeding and waives any objection to the laying of venue of any such Proceeding in such court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Legal Requirements.  In the event that any party institutes any Proceeding against the other party arising out of or relating to this Agreement, the prevailing party in the Proceeding shall be entitled to receive, in addition to all other Damages to which it may be entitled, the costs incurred by such party in conducting the Proceeding, including reasonable attorneys’ fees and expenses and court costs.
8.7Integration.  All prior understandings and agreements among the parties with respect to the subject matter of this Agreement are merged in this Agreement.  No party shall rely upon any statement, covenant or representation made by any other party which is not embodied in this Agreement.

8.8Amendments.  No purported amendment to or waiver of any term of this Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by all the parties.
8.9Binding Effect.  This Agreement will be binding upon, and will inure to the benefit of, Sellers, the Companies and Purchaser and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.
8.10Further Assurances.  Each party will, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other parties may reasonably request in order to effectuate the intent of this Agreement.  In addition, Sellers agree to keep and make available for inspection and duplication by Purchaser and its Representatives, all financial and other records and pertinent documents requested by Purchaser with respect to the Companies and the Property, and Sellers shall cause the current or former officers, directors, Representatives, independent public accountants of the Companies to supply Purchaser with all information reasonably requested by Purchaser with respect to the Companies.  This Section will survive the Closing.
8.11Third Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than Sellers, the Companies, and Purchaser, and their respective successors and permitted assigns.
8.12Counterparts.  This Agreement may be executed in two or more counterparts (including electronically transmitted counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
8.13Severability.  If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable Legal Requirements, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The terms of this Section will survive the Closing.
8.14Schedules Included in Exhibits; Incorporation by Reference.  Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedules to such Exhibit.  Each of the Exhibits referred to in this Agreement (including Schedules thereto), and each Schedule to this Agreement is hereby incorporated by reference in this Agreement as if such Exhibits and Schedules were set out in full in the text of this Agreement.
8.15Investigation.  Purchaser acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the Contemplated Transactions, each of Purchaser and its Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Sellers and the Companies set forth in ARTICLE III; and (b) except for the express representations and warranties of Sellers and the Companies set forth in ARTICLE III, none of Purchaser or any of its Affiliates has relied on, and none of Sellers, the Companies, any of their respective Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Sellers, any of their Affiliates (including the Companies), or any of their respective Representatives, any assets of any of the foregoing (including the Acquired Interests), or any of the Contemplated Transactions.  Purchaser (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of involved in the purchase of the Acquired Interests and the other

Contemplated Transactions and bearing the economic risk of its investment in the Companies for an indefinite period of time.  Purchaser has been afforded access to the books and records, facilities and personnel of the Companies for purposes of conducting a due diligence investigation as Purchaser has deemed necessary for it to investigate the business, assets, liabilities, financial or other condition and results of operations of the Companies sufficiently to make an informed investment decision to purchase the Acquired Interests and enter into this Agreement.  Purchaser has relied solely on its own legal, tax, financial and other advisors in connection with its investigation of the Companies and not on the advice of Sellers, any of their Affiliates or any of their respective Representatives.  Purchaser acknowledges and agrees that any financial projections that may have been made available to Purchaser, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Sellers, their Affiliates and their respective Representatives).  Without limiting the generality of the foregoing, Purchaser further acknowledges and agrees that, except for the express representations and warranties of Sellers set forth in ARTICLE III, none of Purchaser or any of its Affiliates has relied on, and none of Sellers, any of their Affiliates or any of their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of the Companies or their respective businesses, assets or liabilities, or any other information, whether or not made available to Purchaser, any of its Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby, including in any memorandum or management presentation in any electronic data room established by Sellers, any of their Affiliates or any of their respective Representatives, and in any written or oral response to any information request by Purchaser, any of its Affiliates, or any of its or their respective Representatives.

8.16Seller Parent Guaranty.  Seller Parent hereby unconditionally and absolutely guarantees, as primary obligor and not as surety, the due and punctual payment and performance by each Seller of all of such Seller’s respective indemnification obligations pursuant to ARTICLE VII, and agrees that Purchaser need not pursue any remedy against either Seller for breach of such Seller’s respective indemnification obligations pursuant to Article VII prior to proceeding directly against Seller Parent.  The obligations of Seller Parent under this Section 8.16 shall be absolute and unconditional, except that (a) such obligations shall be subject to conditions precedent that would apply to the underlying indemnification obligation of the applicable Seller, which apply mutatis mutandis hereunder and (b) Seller Parent shall be entitled to all defenses against this undertaking that would be available to the applicable Seller pursuant to this Agreement, any other agreement or instrument contemplated hereby, or otherwise available under any applicable Legal Requirement.

[SIGNATURES BEGIN ON NEXT FOLLOWING PAGE]

This Agreement has been executed, or caused to have been executed, by the Companies, Sellers, Purchaser, and for purposes of the specified sections herein, Seller Parent, as of the date first written above.

/s/ Michael Weidner Name: Michael Weidner Title:Chief Financial Officer and Treasurer	/s/ Michael Weidner Title:Chief Financial Officer and Treasurer

TOWERS I SELLER: SWIF II Operating Partnership, LP

By: StratCap Digital Infrastructure REIT, Inc., its general partner

By: /s/ Michael Weidner
Name: Michael Weidner
Title:Chief Financial Officer and Treasurer

TOWERS II SELLER: SWIF II Towers Co. Intermediate HoldCo II, LLC

By: SWIF II Operating Partnership, LP, its manager

By: StratCap Digital Infrastructure REIT, Inc., its general partner

By: /s/ Michael Weidner

Name: Michael Weidner
Title:Chief Financial Officer and Treasurer

TOWERS I COMPANY: SWIF II Investment Co. Towers I, LLC By: /s/ Michael Weidner Name: Michael Weidner Title:Authorized Person	TOWERS II COMPANY: SWIF II Investment Co. Towers II, LLC By: /s/ Michael Weidner Name: Michael Weidner Title:Authorized Person

SOLELY FOR PURPOSES OF SECTION 5.1 AND ARTICLE VIII:

SELLER PARENT: StratCap Digital Infrastructure REIT, Inc.

By: /s/ Michael Weidner
Name:Michael Weidner
Title:Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

PURCHASER: EverLink Towers, LLC

By: /s/ Ryan D. Lepene
Name: Ryan D. Lepene
Title:Vice President

[Signature Page to Purchase Agreement]

Exhibits

Exhibit 1-Defined Terms

Exhibit 2-Tax Allocation Methodology

Exhibit 3-Sample Closing TCF Calculation

Schedules

Schedule 1(a)-List of Completed Towers as of 9/30/2025

Schedule 1.1-Included Leases

Schedule 3.5(a)-No Conflicts

Schedule 3.5(b)-Consents

Schedule 3.6-Title to and Issuance of Acquired Interests

Schedule 3.7(a)-Financial Statements

Schedule 3.8-Liabilities

Schedule 3.11(a)(i)-Bonds

Schedule 3.11(b)(iii)-Notice of Violation of Legal Requirements

Schedule 3.11(b)(iv)-Governmental Authorizations Required to be Obtained

Schedule 3.11(b)(vi)-Notices from Any Governmental Authority

Schedule 3.12-Legal Proceedings and Orders

Schedule 3.13-Absence of Certain Material Changes

Schedule 3.15-Contracts

Schedule 3.15(a)-Ground Leases (Exceptions)

Schedule 3.15(b)-Tenant Leases (Exceptions)

Schedule 3.15(c)-Easements (Exceptions)

Schedule 3.16-Environmental Matters

Schedule 3.18-Related Party Transactions

Schedule 3.19-Liens

Schedule 3.20-Defects

Schedule 3.22-Real Property Taxes and Assessments

Schedule 3.24-Insurance

Schedule 3.25- No Third-Party Rights (Exceptions)

Exhibit 1
Defined Terms

The following terms will have the following meanings throughout this Agreement:

“Acquired Interests” has the meaning set forth in the recitals.

“Actual TCF” for a Tower means (1) an amount equal to the product of twelve (12) times the aggregate monthly rent as of the Measurement Date from all Included Leases set forth on Schedule 1.1 for such Tower (or the pro-rated portion of any quarterly or annual rent that relates to the month ending on the Measurement Date) (the “Tower Revenue”); minus (2) an amount equal to the product of twelve (12) times the sum of:  (A) the aggregate monthly amount of ground rent under the applicable ground lease for such Tower as of the Measurement Date (or the pro-rated portion of any quarterly or annual rent which relates to the month ending on the Measurement Date), under such ground lease; plus (B) without duplication, the monthly amount payable under any revenue sharing provisions (or the pro-rated portion of any quarterly or annual revenue sharing provisions which relate to the month ending on the applicable Measurement Date), or other provisions similar to revenue sharing provisions under such Ground Lease; plus (C) the average monthly expenses for real estate, property or other taxes (which shall be calculated solely based on such taxes that have been actually assessed for such Tower prior to the Closing Date with respect to any Pre-Closing Tax Period, it being agreed and acknowledged that such amount shall be $0 for any Tower that has never been actually assessed any such taxes prior to the Closing Date); plus (D) the average monthly expenses for utility service incurred by the applicable Company during the twelve-month period ending on the Measurement Date for Towers which have tower lighting equipment installed (or such shorter period of time that the applicable Towers were owned by the applicable Company); plus (E) the actual monthly amount of any other expenses that the applicable Company are obligated to pay in connection with the ownership or operation of the Towers pursuant to written agreements with third parties that are non-cancellable within ninety (90) days following the Closing and set forth on Schedule 3.15; and plus (F) an average monthly maintenance cost of $72.63 per Tower Site, an average monthly monitoring cost of $29.15 per Tower Site, and an average monthly insurance cost of $59.00 per Tower Site (collectively (A) – (F), the “Ground Expenses”).  For the avoidance of doubt, the calculation of Actual TCF shall not include any security deposits, prepaid rents, refunds to tenants, sales, property, excise or similar taxes imposed by Governmental Authorities and collected from subtenants and pass through expenses collected from any Tenants.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Actual TCF shall not include any revenue from any Tenant Leases (or any amendments thereto) if any such revenue is not specifically set forth on Schedule 1.1 (other than contractual rent escalators included in the Included Leases set forth on Schedule 1.1), and such Schedule shall not be updated, modified or amended without Purchaser’s prior written consent.  Exhibit 3 to this Agreement includes, solely for illustrative purposes, a sample calculation of the Closing TCF as if the Closing Date were October 31, 2025.

“Adjustment Allocation Ratio” – a fraction the numerator of which is the Initial Purchase Price and the denominator of which is the Combined Initial Purchase Price.

“Adjustment Calculation Amount” has the meaning set forth in Section 1.1(b).

“Affiliate” – with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.

“Agreement” – this instrument, together with all exhibits, schedules and addenda attached hereto.

“Applicable Date” – January 1, 2023.

“Appurtenant Property” – all right, title and interest of the applicable Company in and to all (a) streets, roads, easements, contract rights and rights of way appurtenant to the Property, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Property, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Property, and (d) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Property.

“Basket” has the meaning set forth in Section 7.4(b).

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any Claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, Claim, occurrence, or circumstance.

“Business Day” – any day other than a Saturday, Sunday, or a day upon which banking institutions in the State of Ohio are authorized or required by law to close.

“Calculation Time” – 11:59 p.m. Eastern time on the day prior to the Closing Date.

“Claim” – any claim, damage, loss, liability, obligation, demand, defense, judgment, suit, proceeding, disbursement or expense, including reasonable attorneys’ fees or costs (including those related to appeals).

“Claim Notice” has the meaning set forth in Section 7.8(a).

“Closing” has the meanings set forth in Section 2.1.

“Closing Date” has the meanings set forth in Section 2.1.

“Closing Statement” has the meaning set forth in Section 1.2(a).

“Closing TCF” has the meaning set forth in Section 1.1(b).

“Code” – the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Combined Adjustment Calculation Amount” has the meaning set forth in Section 1.1(b).

“Combined Initial Purchase Price” – an amount equal to the sum of (a) the Initial Purchase Price under this Agreement and (b) the Initial Purchase Price as defined in the Vogue EIPA.

“Companies” or “Company” has the meaning set forth in the preamble.

“Confidentiality Agreement” – that certain Non-Disclosure Agreement, dated as of September 24, 2025, by and between PCM Management Advisor, LLC and StratCap, LLC.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including the execution, delivery, and performance of this Agreement and the documents and instruments referred to herein and the performance by Purchaser, Sellers, and the Companies of their respective covenants and obligations under this Agreement.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding upon either Company or its assets (including the Ground Leases, Tenant Leases, the Easements, and any employment agreements).

“Current Funds” – bank wire transfer of immediately available funds.

“Damages” has the meaning set forth in Section 7.2.

“Debt Payoff Amount” has the meaning set forth in Section 1.1(d)(ii).

“Disclosure Schedules” – the disclosure schedules delivered by Sellers to Purchaser prior to the execution and delivery of this Agreement, including all referenced Schedules herein.

“Easements” – the easements set forth on Schedule 3.15 for any real property that is or must be accessed in order for the applicable Company to have legal access and utility service to be provided at any of the Tower Sites.

“Environmental Law” – any applicable Legal Requirement relating to (i) the protection of the environment, pollution (or the cleanup thereof), contamination or the protection of natural resources, endangered or threatened species, human health or safety, safety of employees or the public; (ii) matters pertaining to reporting, exposure to, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and (iii) natural resources or natural resource damages, including without limitation the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, NEPA, the Occupational Safety and Health Act of 1970, as amended, and any so-called “Superfund” or “Superlien” laws, and similar state laws.

“Equity Interests” – with respect to an entity, all capital stock, partnership (whether general or limited) or membership interests, and any other similar interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such entity.

“ERISA” has the meaning set forth in Section 3.10(b).

“ERISA Affiliate” has the meaning set forth in Section 3.10(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.1(c).

“Estimated Closing TCF” has the meaning set forth in Section 1.1(c).

“Estimated Initial Purchase Price Adjustment Amount” has the meaning set forth in Section 1.1(c).

“Estimated Purchase Price” has the meaning set forth in Section 1.1(c).

“Excluded Liabilities” – any liabilities of the applicable Company that (a) arise prior to the Closing and (b) are not related to the Permits, Tenant Leases, the Ground Leases, the Easements or the Tower Sites.

“Financial Statements” has the meaning set forth in Section 3.7.

“Fraud” – actual and intentional fraud under the common law of the State of Delaware commited in the making of the representations and warranties expressly set forth in Article III or Article IV, as applicable, which for purposes of this Agreement expressly excludes constructive fraud, negligent misrepresentation or omission, promissory fraud, fraud premised on recklessness or negligence or unfair dealings fraud.

“Fundamental Representations” – the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Duly Authorized), Section 3.3 (Capitalization), Section 3.4 (Enforceability), Section 3.6 (Title to and Issuance of Acquired Interests), Section 3.9 (Taxes), and Section 3.16 (Environmental Matters).

“GAAP” – generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authority” – any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including any related to the provision of general contracting services in any jurisdiction.

“Ground Leases” – the ground leases described on Schedule 3.15.

“Ground Lessors” – each of the lessors under the Ground Leases.

“Hazardous Substances” – any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, (b) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, emerging contaminants, per and polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls or radon gas, (c) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “extraordinarily hazardous substances”, “solid wastes”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law, and (d) any other chemical, pollutant, waste, material or substance that is regulated by or to which liability or standards of conduct may be imposed under any Environmental Law.

“Improvements” – all Towers, poles, buildings, equipment shelters, storage facilities, cabinets, anchors, guy wires and other improvements owned by the applicable Company which are located on or appurtenant to the Property.

“Included Lease – any Tenant Lease in effect as of the Closing Date provided (a) (1) such Tenant has not filed bankruptcy, (2) such Tenant Lease is not terminated (including upon expiration thereof, but subject to the next parenthetical) on or prior to the date that is sixty (60) days after the Closing Date (for the avoidance of doubt, a Tenant Lease shall not be deemed terminated upon expiration thereof as long as (A) it is renewed or extended and/or (B) the applicable Tenant continues to pay rents in connection with such Tenant Lease, including on a month-to-month basis), (3) the applicable Tenant has not informed the applicable Seller or the applicable Company of its intention to terminate (including notice of non-renewal) or repudiate the applicable Tenant Lease and/or (4) such Tenant has not alleged a default by the landlord under such Tenant Lease prior to the Closing Date which has not been cured by the applicable Company on or prior to the Closing Date, and (b) except as set forth on Schedule 3.15 each Tenant has installed its equipment on the applicable Tower and has commenced paying rent under the applicable Tenant Lease.  No Tenant Lease with an Affiliate of either Seller shall be considered an Included Lease.

“Indebtedness” – without duplication, (a) all indebtedness for borrowed money, (b) all obligations for deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations, (f) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations, contingent or otherwise, to purchase, redeem retire or otherwise acquire for value any capital stock, (h) all guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by a Lien on property (including accounts and contract rights) owned), whether or not assumed or liabilities arise for the payment of such obligation and (j) all trade payables not specifically allocated by agreement of the parties pursuant to the proration terms provided for in Section  6.1.

“Indemnification Dispute Notice” has the meaning set forth in Section 7.8(b).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Expert” has the meaning set forth in Section 1.2(c).

“Initial Purchase Price” – an amount equal to $33,660,000.

“Initial Purchase Price Adjustment Amount” has the meaning set forth in Section 1.1(b).

“Insolvent” has the meaning set forth in Section 4.4.

“Intangible Personal Property” – any development rights, documents, technical matter and work product relating to the Property, including any Governmental Authorizations, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings related to the Property and any surveys, maps, site plans, plats and other graphics relating to the Property.

“Intentional Breach” – a breach which has resulted from either (i) Fraud or (ii) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted or would result in a breach.

“Interim Balance Sheet” has the meaning set forth in Section 3.7.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Sellers” – the actual knowledge of Adam Baxter and Michael Weidner, including the actual knowledge obtained by such individuals after due inquiry of James Condon, Scott Riggs and Eric Graham.

“Leased Real Property” – the real property subject to the Ground Leases and the Easements.

“Legal Requirements” – any statute, law (including common law), rule, permit, regulation, judgment, injunction, ordinance, code, guidance, order, decree or other requirement of any Governmental Authority which pertains to the Property, Sellers or the Companies.

“Lien” – any lien, security interest, or encumbrance against the applicable Company’s interest in any Tower Site.

“Lien Release Letter” has the meaning set forth in Section 2.2(b)(vi).

“Material Adverse Change” – any material adverse effect on the business, financial condition or results of operations of the Companies taken as a whole; provided, that no effect resulting from any of the following shall constitute a Material Adverse Change or be considered in determining whether a Material Adverse Change has occurred:

(i)general economic, business, or political conditions;

(ii)conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (x) interest rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries, (y) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the counter market operating in the United States or any other country or region in the world, and (z) any default by the federal government of the United States on its debts;

(iii)any applicable Legal Requirement or interpretations thereof by any Governmental Authority or accounting rules (or interpretations thereof);

(iv)conditions affecting the wireless communications tower industry generally, or any other industries or markets in which the Towers, the related business or any portion thereof is owned or operated;

(v)the negotiation, announcement, execution, pendency or performance of this Agreement or the Contemplated Transactions including losses or threatened losses of, or any adverse change in the relationship with, employees, consultants, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, Governmental Authorities or others having relationships with the Companies;

(vi)the consummation of the Contemplated Transactions or any actions by Purchaser or Sellers taken pursuant to this Agreement or in connection with the Contemplated Transactions;

(vii)any earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God, or global health conditions, including the presence, transmission, threat or fear of a novel coronavirus, including the coronavirus disease (COVID-19) or any evolution thereof including any material worsening of such conditions, or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, regardless of when occurring or commenced; or

(viii)any action taken at the request of, or with the written consent or waiver of, Purchaser, or any action not taken at the request of Purchaser, or for which Sellers sought Purchaser’s consent, such consent was unreasonably withheld, conditioned or delayed, and Sellers did not take such action.

A “Material Adverse Change” shall not be measured based on any forward-looking statements, projections or forecasts of Sellers or any other Person.

“Measurement Date” – the last calendar day of the month that immediately precedes the month in which the Closing occurs.

“NEPA” – the National Environmental Policy Act of 1970.

“Objection Notice” has the meaning set forth in Section 1.2(b).

“Obligations” has the meaning set forth in Section 11.16(a).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” – an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person.

“Organizational Documents” – (a) the articles of organization and the operating agreement of a limited liability company; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Owned Real Property” – all real property owned in fee by the applicable Company.

“parties” – Purchaser, Sellers and the Companies, collectively (individually, each is a “party”).

“Payoff Amounts” has the meaning set forth in Section 1.1(d).

“Permitted Exceptions” – (i) Liens and Claims that arise out of Taxes or assessments not yet delinquent, or Taxes or assessments the validity of which is being contested in good faith by Sellers by appropriate proceedings and for which reserves have been made in accordance with GAAP (provided, however, that in no event shall Purchaser be responsible for the payment of any such Liens and Claims when due and provided further that no foreclosure, distraint, sale or similar enforcement proceedings have been commenced with respect thereto), (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent, (iii) any non-monetary matter of record (including without limitation any access, utility and other easement or right of way) that does not or could not reasonably be expected to negatively and materially impact any Tower Site, (iv) matters that would be disclosed by a current accurate survey and inspection of the Property that do not or could not reasonably be expected to negatively and materially impact any Tower Site, (v) the Ground Leases, Tower Leases, and Easements, (vi) all other matters approved by Purchaser, or (vii) any other matter of record subordinate to the leasehold interest of the applicable Company.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Post-Closing Tax Period” – any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” – any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Taxes” – any Taxes of the applicable Company in respect of Pre-Closing Tax Periods.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property” – with respect to the applicable Company, collectively, the Leased Real Property, the Owned Real Property, the Ground Leases, the Easements, the Tenant Leases, the Appurtenant Property, the Intangible Personal Property, the Improvements, and the Tangible Personal Property of such Company.

“Purchase Price” has the meaning set forth in Section 1.1(a).

“Purchaser” has the meaning set forth in the preamble.

“Radius” has the meaning set forth in Section 5.1(b)

“Related Person” – with respect to a particular individual, (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity).  With respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified Person holds a Material Interest, (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means the direct or indirect right to vote or dispose of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or other Equity Interests representing at least 10% of the outstanding Equity Interests in a Person.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including any investment banker, legal counsel, consultant, accountant, and financial advisor.

“Required SEC Disclosure” has the meaning set forth in Section 5.3(b).

“Restricted Party” has the meaning set forth in the preamble.

“Resolution Period” has the meaning set forth in Section 1.2(b).

“Restricted Period” has the meaning set forth in Section 5.1(b).

“Review Period” has the meaning set forth in Section 1.2(b).

“Schedule” – the schedules attached to this Agreement.

“Sellers” or “Seller” has the meaning set forth in the preamble.

“Seller Closing Documents” has the meaning set forth in Section 3.2.

“Seller Parent” has the meaning set forth in the preamble.

“Straddle Period” – any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” – of any Person, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors or managers of such corporation is owned by such Person directly or indirectly through Subsidiaries of such Person, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity or voting interest or is a general or managing partner.

“Sunflower Credit Agreement” – that certain Secured Revolving Loan Credit Agreement, dated as of March 15, 2023, by and among, Seller Parent, Towers I Seller, the Companies, certain Subsidiaries of Seller Parent from time to time party thereto, Sunflower Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, modified, amended and restated, supplemented or otherwise modified from time to time.

“Tangible Personal Property” – all personal property, furniture, fixtures, equipment, appliances, inventory and other items of personal property owned by the applicable Company and used in connection with the business of such Company or used in connection with the Property of such Company.

“Tax” or “Taxes” – (i) all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, net worth, capital gains, documentary, recapture, recording, profits, severance, stamp, occupation, customs duties, commercial activity, license, ad valorem, premium, value-added, alternative minimum, excise, real property, personal property, escheat, unclaimed property, sales, use, value added, services, transfer, withholding, social security, employment, payroll, franchise and estimated taxes imposed by any Governmental Authority and (ii) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Allocation” has the meaning set forth in Section 5.2(a).

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

“Tenant Leases” – the leases, licenses and other occupancy agreements described on Schedule 3.15 pursuant to which any Person is granted the right to use space or install equipment on any of the Towers or in any of the Improvements located on any of the Tower Sites.

“Tenants” – each of the lessees, licensees, or other occupants under the Tenant Leases.

“Third-Party Claim” has the meaning set forth in Section 7.8(c).

“Towers” – has the meaning set forth in the recitals.

“Towers I Acquired Interests” has the meaning set forth in the recitals.

“Towers I Company” has the meaning set forth in the preamble.

“Towers I Seller” has the meaning set forth in the preamble.

“Towers II Acquired Interests” has the meaning set forth in the recitals.

“Towers II Company” has the meaning set forth in the preamble.

“Towers II Seller” has the meaning set forth in the preamble.

“Tower Sites” – collectively, the Leased Real Property, the Owned Real Property, the Ground Leases, and the Easements.

“Transaction Expenses” – without duplication, the sum of all (A) stay bonus, retention bonus and other similar payments to be paid by the applicable Company or its subsidiaries to any employees of such Company and its subsidiaries in connection with an employee’s continued employment with such Company and its subsidiaries, (B) transaction-related bonuses and change-of-control-related bonuses due to any employees of the applicable Company or its subsidiaries in connection with the transactions contemplated by this Agreement, (C) separation, severance, termination and other similar payments or benefits established prior to the Closing that are payable by the applicable Company or its subsidiaries as a result of any transaction contemplated by this Agreement, (D) commission, success fees, brokerage fees, investment banking fees and similar fees payable by the applicable Company or any of its subsidiaries to a Person as a result of any transaction contemplated by this Agreement, and (E) legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the applicable Company or its subsidiaries in connection with the transactions contemplated by this Agreement, including those of Troutman Pepper Locke LLP, in each case of clauses (A) through (E) above, solely to the extent such amounts have not been paid or caused to be paid by Sellers or the applicable Company prior to the Closing.

“Transfer Taxes” has the meaning set forth in Section 5.2(g).

“Treasury Regulations” – final and temporary regulations promulgated under the Code.

“Vogue Adjustment Calculation Amount” – an amount equal to the Adjustment Calculation Amount under the Vogue EIPA.

“Vogue EIPA” has the meaning set forth in the recitals.

EXHIBIT 2

Tax Allocation Methodology

The Purchase Price and any other amounts required to be treated as consideration for applicable U.S. federal income Tax purposes (all as adjusted pursuant to this Agreement) shall be allocated for Tax purposes among the assets of the Companies as set forth in Section 5.2(a) of this Agreement in accordance with the following principles:

Asset Class	Allocation
Class I Assets (i.e., cash and cash equivalents)	N/A
Class II Assets (i.e., marketable stock/securities and actively traded personal property)	N/A
Class III Assets (i.e., accounts receivable and similar rights to payment)	N/A
Class IV Assets (i.e., inventory/stock in trade/property held for sale in ordinary course of business)	N/A
Class V Assets (i.e., assets not classified in classes I through IV or VI or VII, such as equipment and depreciable property used in business, including buildings)	Fair market value of such assets
Class VI Assets (i.e., Section 197 intangibles other than goodwill and going concern value)	Fair market value of any such assets
Class VII Assets (i.e., goodwill and going concern value)	Residual

Exhibit 2

EXHIBIT 3

Sample Closing TCF Calculation

[See Attached]

Exhibit 3